CONTACT:          CHRISTOPHER G. PAYAN
CHIEF EXECUTIVE OFFICER
(516) 390-2134

FOR IMMEDIATE RELEASE

EMERGING VISION CONTINUES RETAIL EXPANSION

~ TWO NEW STERLING OPTICAL STORES OPEN IN KENTUCKY ~

Garden City, New York, September 14, 2007 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced that it has expanded into the state of Kentucky with the opening of two new Sterling Optical franchise locations in the cities of Georgetown and Lexington. The new Sterling Optical locations feature expanded self-selection merchandising systems as well as full service eye exams, on-site manufacturing of eyeglasses and on-line appointment scheduling.

Earlier this year, the Company launched a targeted marketing campaign to market the franchise opportunity within the optical industry. Since January 1st, the Company has signed 8 new franchise agreements, and construction is currently under way for additional Sterling Optical and Site for Sore Eyes locations opening this fall.

About Emerging Vision, Inc.
Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 16 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. Additionally, the Company operates Combine Buying Group, Inc., one of the leading optical purchasing groups in the United States as well as The Optical Group,  one of the leading optical purchasing groups in Canada, each of which provide their members with vendor discounts on optical products.  The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2006.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.